NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES $100 MILLION EXPANSION OF 2024 SHARE REPURCHASE PROGRAM

Declares Quarterly Dividend Of $0.21 Per Share For Common Stock

DAVIDSON, N.C.– September 11, 2024 -- Curtiss-Wright Corporation (NYSE: CW) today announced a $100 million expansion of its 2024 share repurchase program, which is now expected to result in annual share repurchases of $150 million in 2024. In addition, the Board of Directors declared a quarterly dividend of twenty-one cents ($0.21) per share on Curtiss-Wright Common Stock, payable October 11, 2024 to stockholders of record as of September 27, 2024.

“Curtiss-Wright is committed to a disciplined capital allocation strategy focused on supplementing our organic growth with strategic acquisitions, reinvesting in our business, and returning capital to shareholders,” said Lynn M. Bamford, Chair and Chief Executive Officer of Curtiss-Wright Corporation. “This expanded share repurchase authorization reflects our Board of Directors’ continued confidence in the Company's ability to deliver profitable growth and strong free cash flow generation into the future.”

The Company continues to execute on its existing $50 million share repurchase program, initiated in January 2024 and expected to be completed this year under an existing 10b5-1 program. Under this new program, the Company will begin the repurchase of $100 million in additional shares immediately via a 10b5-1 program, which it also expects to conclude by the end of the year. Upon completion of the combined $150 million share repurchase programs in 2024, the Company will have remaining open repurchase authorization of $300 million.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Power, Process and Industrial markets. We leverage a workforce of approximately 8,600 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of

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providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.